Exhibit 10.83

                             Retention Plan Document






                                                                October 7, 2003


PRIVILEGED AND CONFIDENTIAL
---------------------------


Mr. Jeffry E. Sterba
Chief Executive Officer
PNM Resources, Inc.
Alvarado Square, MS-3101
Albuquerque, NM 87158

         Re:      Retention Bonus Agreement

Dear Jeff:

         In order to secure your continued commitment, we have decided to provide you with an incentive bonus (the "Retention Bonus"), which is designed to encourage you to remain a part of the PNM Resources, Inc. (the "Company") for many years to come. The Retention Bonus has the following terms and conditions:

1.       Amount of Bonus
         ---------------

         The amount of the Retention Bonus will be the sum of $1,600,000 plus any amounts forfeited pursuant to the PNM Resources, Inc. Executive Savings Plan. The Retention Bonus will be paid out of the Company's general assets. It will not be held in trust or in a separate account. You will not receive any interest on this amount.

2.       Conditions
         ----------

         You will be eligible to receive the Retention Bonus if you continuously work for the Company as Chief Executive Officer ("CEO") from the date of this Agreement until the end of the calendar year in which you attain age 55, or upon your death or "Disability," if earlier.

Jeffry E. Sterba
October 7, 2003
Page 2


3.       Early Termination
         -----------------

         Although your continuous employment is a condition that must be satisfied in order to receive the Retention Bonus, the Company also must reserve the right to terminate your employment or alter your responsibilities at any time and for any or no reason, subject to any other contractual commitments of the Company to you. With that in mind, we have decided to provide you with the Retention Bonus even if, prior to the end of the calendar year in which you attain age 55, you are terminated by the Company without "Cause" or if you terminate under circumstances that constitute "Constructive Termination."

4.       Definitions
         -----------

         The terms "Cause," "Constructive Termination" and "Disability" have the same meaning as set forth in the PNM Resources, Inc. Officer Retention Plan, as amended from time to time. Please let us know if you need a copy of that Plan.

5.       Payment of Bonus
         ----------------

         Payment of the Retention Bonus will be made to you in two equal installments. The first installment will be paid to you at the end of the calendar year in which you attain age 55. The second installment will be paid to on the first anniversary of the date that the first installment payment was made. You may change the dates on which these payments are made provided that the company agrees in writing to such change.

6.       Beneficiary Designation
         -----------------------

         In the event of your death, payment of the Retention Bonus (or the remaining installment if the first installment has been paid) will be made to your estate. If you prefer, you may designate a beneficiary to receive the Retention Bonus. The designation must be signed, notarized and delivered to the Company prior to your death.

         You may also change a beneficiary designation. To do so, simply follow the same procedures for submitting the initial designation.

7.       Applicable Law
         --------------

         The laws of the state of New Mexico shall govern the validity, interpretation, construction and performance of this Agreement.

Jeffry E. Sterba
October 7, 2003
Page 3


8.       Arbitration
         -----------

         Any controversy or claim arising out of or relating to this Agreement shall be settled by mediation, and if mediation is unsuccessful binding arbitration, by a single mediator or arbitrator conducted in accordance with the then current rules of the American Arbitration Association, strictly in accordance with the terms of this Agreement and the substantive law of the State of New Mexico. The mediation and arbitration shall be held at a time and place agreed to by you and the Company, or at a time and place determined by the mediator or arbitrator in the absence of an agreement. The judgment and award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction.

9.       Modification
         ------------

         No provision of this Retention Bonus Agreement may be modified or amended unless agreed to in writing by both parties.

         If you are in agreement with these terms, please so indicate by signing and returning to me the enclosed copy of this letter, which will constitute our binding agreement.


                               Very truly yours,

                               PNM RESOURCES, INC.



                               By:    /s/   Robert M. Price
                                  ---------------------------------------------
                                      Robert M. Price, Chairman of the Board
                                      Governance and Human Resources Committee



Agreed:


   /s/  Jeffry Sterba                             10/31/03
--------------------------                      ---------------
Jeffry E. Sterba                                    Date